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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*


                                 TRANSPRO, INC.
-----------------------------------------------------------------------------
                               (Name of Issuer)

                                  Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  893885 10 3
-----------------------------------------------------------------------------
                               (CUSIP Number)

                               December 31, 2001
-----------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
   Schedule is Filed:

   [ ] Rule 13d-1(b)

   [X] Rule 13d-1(c)

   [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 893885  10  3                   13G                 Page 2 of 6 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.  Paul S. Wilhide
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      N/A
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) N/A

      (b)
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States citizen
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     413,479
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   -0-
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     413,479
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     -0-
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      413,479
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      OO
--------------------------------------------------------------------------------

                                          13G                 Page 3 of 6 Pages

Item 1.    (a).    Name of Issuer:
                   TransPro, Inc.



           (b).    Address of Issuer's Principal Executive Offices:
                   100 Gando Drive, New Haven, CT 06513




Item 2.    (a).    Name of Person Filing:
                   Paul S. Wilhide



           (b).    Address of Principal Business Office or, if none, Residence:
                   2121 North Fielder Rd.,
                   Arlington, TX 76012


           (c).    Citizenship
                   United States

                                          13G                 Page 4 of 6 Pages

Item 2.    (d).    Title of Class of Securities:
                   Common Stock



           (e).    CUSIP Number:
                   893885 10 3


Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a:

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                   U.S.C. 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.            Ownership.

           (a).    Amount Beneficially Owned:
                   413,479


           (b).    Percent of Class:
                   5.8%


           (c).    Number of shares as to which the person has:

                   (i)      Sole power to vote or to direct the vote  413,479.

                   (ii)     Shared power to vote or to direct the vote  -0-.

                   (iii) Sole power to dispose or to direct the disposition of 413,479.

                   (iv) Shared power to dispose or to direct the disposition of -0-.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d3(d)(1).

                                          13G                 Page 5 of 6 Pages

Item 5.      Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION: Dissolution of a group requires a response to this item.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.




Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:





Item 8.      Identification and Classification of Members of the Group:

                                          13G                 Page 6 of 6 Pages

Item 9.      Notice of Dissolution of Group:




Item 10.     Certification:

             (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                               January 10, 2002
                                               ------------------------
                                               Date

                                               /s/ PAUL S. WILHIDE
                                               ------------------------
                                               Signature

                                               Paul S. Wilhide
                                               ------------------------
                                               Name/Title